Board of Trustees
Griffin Institutional Access Credit Fund
C/O Griffin Capital Company, LLC
Griffin Capital Plaza
1520 E. Grand Avenue
El Segundo, CA 90245

Re:	Combined Proxy and Registration Statement on Form N-14

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Pre-Effective Amendment No. 2 to the Registration Statement of the Griffin Institutional Access Credit Fund (the “Registrant” or the “Fund”) on Form N-14 filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 14, 2017 (the “Registration Statement”) relating to the proposed acquisition by the Registrant of all of the assets of the Griffin Capital BDC Corp. (the “Company”) in exchange for the assumption of certain liabilities of the Company and shares of the Registrant (the “Reorganization”).

We have examined a copy of the Fund’s Certificate of Trust, the Fund’s Amended Agreement and Declaration of Trust, the Fund’s By-laws, the Registrant’s Registration Statement on Form N-14 filed with the SEC on May 12, 2017 with respect to the Reorganization, the Registrant’s Amendment No. 1 to the Registration Statement on Form N-14 filed with the SEC on July 11, 2017, copies of certain resolutions (the “Resolutions”) adopted by the Board of Trustees of the Registrant (the “Board”) with respect to the approval of the Agreement and Plan of Reorganization and the issuance of shares of beneficial interest in the Registrant designated as Class F shares (the “Reorganization Shares”), the Agreement and Plan of Reorganization entered into by and between the Registrant and the Company (the “Agreement”), and all such agreements, certificates of public officials, certificates of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity to original documents of the copies of such documents supplied to us as copies or forms, and (iii) the genuineness of the signatures.

For purposes of this opinion, we have assumed (i) that the Amended Agreement and Declaration of Trust constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Agreement, Amended Agreement and Declaration of Trust, the By-laws, and the Certificate of Trust are in full force and effect and will not be amended, (ii) the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) that the Reorganization Shares will be issued to the shareholders of the Company in accordance with the Amended Agreement and Declaration of Trust, the Resolutions and the Agreement and as contemplated by the Registration Statement, and (vii) all conditions precedent set forth in the Agreement have been satisfied at the time of the issuance of the shares.

Anchorage | Atlanta | Austin | Boston | Chicago | Dallas | Denver | Fort Lauderdale | Jacksonville | Lakeland | Los Angeles | Miami
New York | Northern Virginia | Orlando | Portland | San Francisco | Tallahassee | Tampa | Washington, D.C. | West Palm Beach

Griffin Institutional Access Credit Fund
August 14, 2017

Based upon the foregoing, we are of the opinion that, after the Registration Statement is effective for purposes of applicable federal and state securities laws, the Reorganization Shares of the Fund, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable beneficial interests in the Fund.

We hereby consent to the filing of this opinion with the SEC as an exhibit to Pre-Effective Amendment No. 2 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Fund and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Holland & Knight LLP

Holland & Knight LLP